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Contacts:         Kevin Foley               or          Holly Sheffer
                  212-578-4132                          212-578-4072
                  kfoley@metlife.com                    hsheffer@metlife.com


                METLIFE DECLARES ANNUAL DIVIDEND ON COMMON STOCK

New York, October 23, 2001 - The Board of Directors of MetLife, Inc. [NYSE: MET] today declared a dividend of $0.20 per common share payable on December 14, 2001 to shareholders of record as of November 6, 2001.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.


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